Exhibit 99.1
Company Contact
Ryan Hymel, EVP and Chief Financial Officer
(571) 529-6113

Playa Hotels & Resorts N.V. Reports Fourth Quarter and Full Year 2022 Results

Fairfax, VA, February 23, 2023 – Playa Hotels & Resorts N.V. (the “Company”) (NASDAQ: PLYA) today announced results of operations for the three months and year ended December 31, 2022, and that the Company's Board of Directors has authorized a new $200.0 million share repurchase program, replacing the recent $100.0 million repurchase authorization announced in September 2022.

Three Months Ended December 31, 2022 Results

▪Net Loss was $14.3 million compared to Net Income of $0.2 million in 2021
▪Adjusted Net Income(1) was $20.6 million compared to an Adjusted Net Loss of $4.5 million in 2021
▪Net Package RevPAR increased 21.8% versus 2021 to $262.73, driven by a 1.1 percentage point increase in Occupancy and a 19.7% increase in Net Package ADR
▪Comparable Net Package RevPAR(2) increased 35.6% versus 2021 to $285.30, driven by a 9.7 percentage point increase in Occupancy and an 18.3% increase in Comparable Net Package ADR
▪Comparable Owned Resort EBITDA(1)(2) increased 40.5% versus 2021 to $59.1 million
▪Comparable Owned Resort EBITDA Margin(1)(2) increased 1.9 percentage points versus 2021 to 34.3%
▪Adjusted EBITDA(1) increased 25.8% versus 2021 to $59.1 million, inclusive of a $12.6 million negative impact from disruption after Hurricane Fiona in the Dominican Republic, partially offset by $7.2 million of business interruption insurance recoveries
▪Adjusted EBITDA Margin(1) increased 1.5 percentage points versus 2021 to 29.2%
▪Comparable Adjusted EBITDA(1)(2) increased 43.3% versus 2021 to $46.3 million
▪Comparable Adjusted EBITDA Margin(1)(2) increased 1.9 percentage points versus 2021 to 26.6%

Year Ended December 31, 2022 Results

▪Net Income was $56.7 million compared to a Net Loss of $89.7 million in 2021
▪Adjusted Net Income(1) was $83.2 million compared to an Adjusted Net Loss of $78.7 million in 2021
▪Net Package RevPAR increased 67.0% versus 2021 to $266.93, driven by a 20.6 percentage point increase in Occupancy and a 19.4% increase in Net Package ADR
▪Comparable Net Package RevPAR(2) increased 67.9% versus 2021 to $269.96, driven by a 21.7 percentage point increase in Occupancy and a 19.3% increase in Comparable Net Package ADR
▪Comparable Owned Resort EBITDA(1)(2) increased 120.7% versus 2021 to $224.6 million
▪Comparable Owned Resort EBITDA Margin(1)(2) increased 8.8 percentage points versus 2021 to 34.5%
▪Adjusted EBITDA(1) increased 144.6% versus 2021 to $242.6 million, inclusive of a $15.5 million negative impact from disruption after Hurricane Fiona in the Dominican Republic, partially offset by $7.2 million of business interruption insurance recoveries
▪Adjusted EBITDA Margin(1) increased 10.2 percentage points versus 2021 to 29.4%
▪Comparable Adjusted EBITDA(1)(2) increased 174.5% versus 2021 to $177.5 million
▪Comparable Adjusted EBITDA Margin(1)(2) increased 10.8 percentage points versus 2021 to 27.0%

(1)See "Definitions of Non-U.S. GAAP Measures and Operating Statistics" for a description of how we compute Adjusted Net Income/(Loss), Owned Resort EBITDA, Owned Resort EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Comparable Adjusted EBITDA, Comparable Adjusted EBITDA Margin and other non-GAAP financial figures included in this press release, as well as reconciliations of such non-GAAP financial figures to the most directly comparable financial measures calculated in accordance with GAAP.
(2)For the three months ended December 31, 2022, the comparable portfolio excludes the Hilton La Romana All-Inclusive Resort and Hyatt Ziva and Hyatt Zilara Cap Cana, which were closed for a portion of the third and fourth quarters of 2022 for necessary clean up and repair work as a result of Hurricane Fiona. For the year ended December 31, 2022, the comparable portfolio also excludes the Capri Resort, which was sold in June 2021, and Dreams Puerto Aventuras, which was sold in February 2021.

“The fourth quarter of 2022 capped off the best year in Playa’s history, further confirming our view that there is a growing market for the attractive value proposition of the all-inclusive category. Our fourth quarter results showed broad-based strength across all our geographies with the most notable standout for Playa being the acceleration of the recovery in Jamaica. Adjusting for changes in the portfolio, underlying ADR growth compared to 2019 in Jamaica during the fourth quarter made meaningful headway versus our other segments, but still has room to grow, as this was our best performing segment prior to the pandemic.

In the Dominican Republic, following the disruption and subsequent repair work at our resorts due to hurricane Fiona, the resorts were reopened as planned during the fourth quarter with minimal impact on booking demand for 2023. We have also added two properties to the Playa managed portfolio in the Dominican Republic, the Jewel Palm Beach and Jewel Punta Cana, which were previously owned by Playa and managed by a third-party. While there will be some disruption during the first half of 2023 related to the transition of these properties, we believe they will ramp nicely as we progress through the year and execute our sales strategy.

Demand has remained robust so far in 2023, with our weekly bookings for our Playa owned and managed resorts reaching new highs. Our revenue on the books for the first half of 2023 at our Playa owned and managed resorts, excluding the recently repositioned Jewel Punta Cana and Jewel Palm Beach, is up over 30%, with ADR growth driving roughly one-third of the increase. Early indications for the summer also look fantastic, with ADR continuing to show year-over-year growth.

Finally, we continued to repurchase shares of our company in a meaningful way during the fourth quarter, taking advantage of, what we believe to be, a very attractive market valuation for the company. While we intend to continue pursuing high ROI projects and enhancing our resorts to deliver an exceptional guest experience, the hurdle for new projects is higher now when compared to the risk-adjusted return of buying our stock."

– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

Financial and Operating Results

The following table sets forth information with respect to the operating results of our total portfolio and comparable portfolio for the three months and years ended December 31, 2022 and 2021 ($ in thousands):
Total Portfolio

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change		2022	2021	Change
Occupancy	67.4%	66.3%	1.1	pts	72.2%	51.6%	20.6	pts
Net Package ADR	$389.52	$325.31	19.7%		$369.92	$309.94	19.4%
Net Package RevPAR	$262.73	$215.66	21.8%		$266.93	$159.88	67.0%
Total Net Revenue (1)	$202,581	$169,685	19.4%		$826,241	$515,797	60.2%
Owned Net Revenue (2)	$201,065	$168,615	19.2%		$819,661	$512,532	59.9%
Owned Resort EBITDA (3)	$71,977	$56,792	26.7%		$289,697	$136,281	112.6%
Owned Resort EBITDA Margin	35.8%	33.7%	2.1	pts	35.3%	26.6%	8.7	pts
Other corporate (4)	$13,521	$10,623	27.3%		$50,906	$39,401	29.2%
Management Fee Revenue	$642	$822	(21.9)%		$3,828	$2,291	67.1%
Adjusted EBITDA	$59,098	$46,991	25.8%		$242,619	$99,171	144.6%
Adjusted EBITDA Margin	29.2%	27.7%	1.5	pts	29.4%	19.2%	10.2	pts
Comparable Portfolio (5)

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change		2022	2021	Change
Occupancy	75.8%	66.1%	9.7	pts	74.9%	53.2%	21.7	pts
Net Package ADR	$376.61	$318.35	18.3%		$360.50	$302.30	19.3%
Net Package RevPAR	$285.30	$210.39	35.6%		$269.96	$160.76	67.9%
Total Net Revenue (1)	$173,803	$130,746	32.9%		$658,426	$399,706	64.7%
Owned Net Revenue (2)	$172,287	$129,676	32.9%		$651,846	$396,441	64.4%
Owned Resort EBITDA	$59,132	$42,075	40.5%		$224,575	$101,762	120.7%
Owned Resort EBITDA Margin	34.3%	32.4%	1.9	pts	34.5%	25.7%	8.8	pts
Other corporate (4)	$13,521	$10,623	27.3%		$50,906	$39,401	29.2%
Management Fee Revenue	$642	$822	(21.9)%		$3,828	$2,291	67.1%
Adjusted EBITDA	$46,253	$32,274	43.3%		$177,497	$64,652	174.5%
Adjusted EBITDA Margin	26.6%	24.7%	1.9	pts	27.0%	16.2%	10.8	pts

(1)Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.
(2)Owned Net Revenue excludes Management Fee Revenue and other corporate revenue.
(3)Owned Resort EBITDA for the three months and year ended December 31, 2022 includes $7.2 million of business interruption insurance recoveries for unavoidable operating costs, net of our deductible, incurred while our resorts were temporarily closed due to the impact of Hurricane Fiona.
(4)Other corporate includes revenue generated by The Playa Collection of $0.5 million and $1.8 million for the three months and year ended December 31, 2022 respectively, which represents licensing, marketing, and other support fees.
(5)For the three months ended December 31, 2022, the comparable portfolio excludes the Hilton La Romana All-Inclusive Resort and Hyatt Ziva and Hyatt Zilara Cap Cana, which were closed for a portion of the third and fourth quarters of 2022 for necessary clean up and repair work as a result of Hurricane Fiona. For the year ended December 31, 2022, the comparable portfolio also excludes the Capri Resort, which was sold in June 2021, and Dreams Puerto Aventuras, which was sold in February 2021.

Balance Sheet

As of December 31, 2022, the Company held $283.9 million in cash and cash equivalents. On December 16, 2022, we entered into the Second Restatement Agreement to amend and restate our Senior Secured Credit Facility. The Restated Credit Facility consists of a $225.0 million revolving line of credit with a maturity date of January 5, 2028 and a $1.1 billion term loan with a maturity of January 5, 2029. As of December 31, 2022, there was no balance outstanding on our $225.0 million Revolving Credit Facility.
Share Repurchase Authorization

On February 9, 2023, the Company’s Board of Directors authorized the repurchase of up to $200.0 million of the Company’s outstanding ordinary shares. This authorization replaced the Company’s previous $100.0 million share repurchase authorization from September 2022, of which there was $43.6 million remaining as of January 31, 2023.
Repurchases may be made from time to time on an opportunistic basis, subject to market and business conditions. Repurchases under the program may be made in the open market, in privately negotiated transactions or by other means (including Rule 10b5-1 trading plans). Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.
Earnings Call

The Company will host a conference call to discuss its fourth quarter and annual results on Friday, February 24, 2023 at 11:00 a.m. (Eastern Standard Time). The conference call can be accessed by dialing (888) 317-6003 for domestic participants and (412) 317-6061 for international participants. The conference ID number is 4329656. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Friday, February 24, 2023. This replay will run through Friday, March 03, 2023. The access number for a taped replay of the conference call is (877) 344-7529 or (412) 317-0088 using the following conference ID number: 4302249. There will also be a webcast of the conference call accessible on the Company’s investor relations website at investors.playaresorts.com.
About the Company

Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of December 31, 2022, Playa owned and/or managed a total portfolio consisting of 25 resorts (9,352 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Wyndham Alltra Cancún, Wyndham Alltra Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort, the Hilton La Romana All-Inclusive Adult Resort, Hyatt Zilara Cap Cana, Hyatt Ziva Cap Cana and Jewel Punta Cana. Playa owned one resort in the Dominican Republic that was managed by a third-party until January 6, 2023 but is now managed by Playa. We also manage eight resorts on behalf of third-party owners. Playa’s strategy is to leverage its globally recognized brand partnerships and proprietary in-house direct booking capabilities to capitalize on the growing popularity of the all-inclusive resort model and reach first-time all-inclusive resort consumers in a cost-effective manner. We believe that this strategy should position us to generate attractive returns for our shareholders, build lasting relationships with our guests, and enhance the lives of our associates and the communities in which we operate.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements,’’ as defined by federal securities laws. Forward-looking statements reflect Playa’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “optimistic,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 23, 2023, as such factors may be updated from time to time in Playa’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. Currently, some of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements include general economic uncertainty and the effect of general macroeconomic conditions, including inflation, rising interest rates and a potential economic recession, on consumer discretionary spending and the lodging industry in particular, as well as the adverse effects of the COVID-19 pandemic on our financial condition, liquidity, results of operations and prospects, reductions in service by the airlines that service the locations where we own resorts, the short and longer-term demand for travel, the global economy and the local economies where we own resorts, and the financial markets. While forward-looking statements reflect Playa’s good faith beliefs, they are not guarantees of future performance. Playa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Playa (or to third parties making the forward-looking statements).
Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR (as defined below) by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.

Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry, and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.

Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of non-package revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance statistic in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.

Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.

“Net Non-package Revenue” represents all other revenues earned from the operations of our resorts, other than Net Package Revenue, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue includes revenue associated with guests’ purchases of upgrades, premium services and amenities, such as premium rooms, dining experiences, wines and spirits and spa packages, which are not included in the all-inclusive package. Revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.

“Owned Net Revenue” represents Net Package Revenue and Net Non-Package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.

“Management Fee Revenue” is derived from fees earned for managing resorts owned by third-parties. The fees earned are typically composed of a base fee, which is computed as a percentage of resort revenue, and an incentive fee, which is computed as a percentage of resort profitability. Management Fee Revenue was a minor contributor to our operating results for the three months and years ended December 31, 2022 and 2021, but we expect Management Fee Revenue to be a more relevant indicator to assess the overall performance of our business in the future to the extent we are successful in entering into more management contracts.

“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue and Management Fee Revenue. “Cost Reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating income or net income.

The following table shows a reconciliation of Total Net Revenue, Net Package Revenue, Net Non-Package Revenue, Management Fee Revenue and Total Net Revenue to total revenue for the three months and years ended December 31, 2022 and 2021 ($ in thousands):
Total Portfolio

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net Package Revenue
Comparable Net Package Revenue	$146,989	$108,392	$551,804	$328,593
Non-comparable Net Package Revenue	25,206	32,953	142,288	97,167
Net Package Revenue	172,195	141,345	694,092	425,760

Net Non-package Revenue
Comparable Net Non-package Revenue	26,172	21,532	102,794	68,822
Non-comparable Net Non-package Revenue	3,572	5,986	25,527	18,924
Net Non-package Revenue	29,744	27,518	128,321	87,746

Management Fee Revenue
Comparable Management Fee Revenue	642	822	3,828	2,291
Non-comparable Management Fee Revenue	—	—	—	—
Management Fee Revenue	642	822	3,828	2,291

Total Net Revenue
Comparable Total Net Revenue	173,803	130,746	658,426	399,706
Non-comparable Total Net Revenue	28,778	38,939	167,815	116,091
Total Net Revenue	202,581	169,685	826,241	515,797
Compulsory tips	5,381	3,866	20,316	13,036
Cost Reimbursements	2,838	3,252	9,706	5,806
Total revenue	$210,800	$176,803	$856,263	$534,639
For the three months ended December 31, 2022, the comparable portfolio excludes the Hilton La Romana All-Inclusive Resort and Hyatt Ziva and Hyatt Zilara Cap Cana, which were closed for a portion of the third and fourth quarters of 2022 for necessary clean up and repair work as a result of Hurricane Fiona. For the year ended December 31, 2022, the comparable portfolio also excludes the Capri Resort, which was sold in June 2021, and Dreams Puerto Aventuras, which was sold in February 2021.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Owned Resort EBITDA and Owned Resort EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax and depreciation and amortization expense. EBITDA and Adjusted EBITDA include corporate expenses, which are overhead costs that are essential to support the operation of the Company, including the operations and development of our resorts. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:
▪Other miscellaneous non-operating income or expense
▪Pre-opening expense
▪Share-based compensation
▪Other tax expense
▪Transaction expenses
▪Severance expense for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort
▪Gains from property damage insurance proceeds (i.e., property damage insurance proceeds in excess of repair and clean up costs incurred)
▪Repairs from hurricanes and tropical storms (i.e., significant repair and clean up costs incurred which are not offset by property damage insurance proceeds)
▪Loss on extinguishment of debt
▪Other items which may include, but are not limited to the following: contract termination fees; gains or losses from legal settlements; and impairment losses.

We include the non-service cost components of net periodic pension cost or benefit recorded within other income or expense in the Consolidated Statements of Operations in our calculation of Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.
“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
Adjusted Net Income (Loss)
“Adjusted Net Income (Loss)” is a non-GAAP performance measure. We define Adjusted Net Income (Loss) as net (loss) income attributable to Playa Hotels & Resorts, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to debt extinguishment and transaction expenses.
Adjusted Net Income (Loss) is not a substitute for net (loss) income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted Net Income (Loss). For example, other companies in our industry may define Adjusted Net Income (Loss) differently than we do. As a result, it may be difficult to use Adjusted Net Income (Loss) or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these and other limitations, Adjusted Net Income (Loss) should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented in this release.

Usefulness and Limitation of Non-U.S. GAAP Measures
We believe that each of Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, Net Package ADR and Net Package RevPAR are all useful to investors as they more accurately reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.

We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other income or expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.

The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines a portion of the annual variable compensation for certain members of our management, including our executive officers, based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.
We believe that Owned Resort EBITDA and Owned Resort EBITDA Margin are useful to investors as they allow investors to measure resort-level performance and profitability by excluding expenses not directly tied to our resorts, such as corporate expenses, and excluding ancillary revenues not derived from our resorts, such as management fee revenue. We believe Owned Resort EBITDA is also helpful to investors that use it in estimating the value of our resort portfolio. Management uses these measures to monitor property-level performance and profitability.
A reconciliation of EBITDA, Adjusted EBITDA and Owned Resort EBITDA to net income or loss as computed under U.S. GAAP is presented below.
Adjusted Net (Loss) Income is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results by removing from net income or loss the impact of items that do not reflect our normalized operations. A reconciliation of net income or loss as computed under U.S. GAAP to Adjusted Net Income (Loss) is presented below.
Our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented.

Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Owned Resort EBITDA, Total Net Revenue, Net Package Revenue, Net Non-package Revenue and Net Direct Expenses on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, Comparable Owned Resort EBITDA, Comparable Total Net Revenue, Comparable Net Package Revenue and Comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.

Our comparable portfolio for the year ended December 31, 2022 excludes the following resorts: Hilton La Romana All-Inclusive Resort and Hyatt Ziva and Hyatt Zilara Cap Cana, which were closed for a portion of the third and fourth quarters of 2022 for necessary clean up and repair work as a result of Hurricane Fiona, Dreams Puerto Aventuras, which was sold in February 2021, and Capri Resort, which was sold in June 2021.

A reconciliation of net income or loss as computed under U.S. GAAP to comparable Adjusted EBITDA is presented below. For a reconciliation of Comparable Net Package Revenue, Comparable Net Non-package Revenue, Comparable Management Fee Revenue and Comparable Total Net Revenue to total revenue as computed under U.S. GAAP, see “Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue” in this section.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net (loss) income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA for the three months and years ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(14,337)	$202	$56,706	$(89,682)
Interest expense	24,272	15,214	64,164	71,378
Income tax (benefit) provision	(8,721)	5,640	(5,553)	(7,403)
Depreciation and amortization	19,742	20,681	78,372	81,508
EBITDA	$20,956	$41,737	$193,689	$55,801
Other expense (income) (a)	3,993	724	(3,857)	1,471
Share-based compensation	2,849	3,264	11,892	13,163
Transaction expense (b)	13,726	393	15,110	1,321
Severance expense (c)	—	469	—	1,756
Other tax expense (d)	502	389	502	617
Contract termination fees	—	—	—	400
Loss on extinguishment of debt	18,307	—	18,307	—
Impairment loss	—	—	—	24,011
Repairs from hurricanes and tropical storms (e)	(776)	40	8,074	475
(Gain) loss on sale of assets	(5)	32	6	676
Non-service cost components of net periodic pension cost	(454)	(57)	(1,104)	(520)
Adjusted EBITDA	59,098	46,991	242,619	99,171
Other corporate (f)(g)	13,521	10,623	50,906	39,401
Management Fee Revenue	(642)	(822)	(3,828)	(2,291)
Owned Resort EBITDA(h)	71,977	56,792	289,697	136,281
Less: Non-comparable Owned Resort EBITDA (i)	12,845	14,717	65,122	34,519
Comparable Owned Resort EBITDA	$59,132	$42,075	$224,575	$101,762

(a)    Represents changes in foreign exchange rates and other miscellaneous non-operating expenses or income.
(b)    Represents expenses incurred in connection with corporate initiatives, such as: system implementations; debt refinancing costs; other capital raising efforts; and strategic initiatives, like the launch of a new resort or possible expansion into new markets. For the three months and year ended December 31, 2022, our transaction expenses included $12.9 million of costs specifically related to our debt refinancing in December 2022.
(c)    Includes severance expenses for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort. It does not include severance expenses for employee terminations resulting from our ongoing resort operations.
(d)    Relates primarily to a Dominican Republic asset tax, which is an alternative tax that is similar to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is similar to the income tax provision or benefit we eliminate from our calculation of EBITDA.
(e)    Includes significant repair and clean-up expenses incurred from natural events which are not expected to be offset by property damage insurance proceeds. It does not include repair and clean-up costs from natural events that are not considered significant. For the three months and year ended December 31, 2022, the repair expenses and other losses related to Hurricane Fiona.
(f)    For the three months ended December 31, 2022 and 2021, represents corporate salaries and benefits of $9.2 million for 2022 and $6.7 million for 2021, professional fees of $2.8 million for 2022 and $2.2 million for 2021, corporate rent and insurance of $0.9 million for 2022 and $1.1 million for 2021, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $1.1 million for 2022 and $0.6 million for 2021, and includes $0.5 million of revenue generated by The Playa Collection in 2022.
(g)    For the years ended December 31, 2022 and 2021, represents corporate salaries and benefits of $35.9 million for 2022 and $26.4 million for 2021, professional fees of $9.1 million for 2022 and $7.4 million for 2021, corporate rent and insurance of $3.9 million for 2022 and $3.7 million for 2021, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $3.8 million for 2022 and $1.9 million for 2021, and includes $1.8 million of revenue generated by The Playa Collection in 2022.
(h)    Owned Resort EBITDA for the three months and year ended December 31, 2022 includes $7.2 million of business interruption insurance recoveries for unavoidable operating costs, net of our deductible, incurred while our resorts were temporarily closed due to the impact of Hurricane Fiona.
(i)    For the three months ended December 31, 2022, the comparable portfolio excludes the Hilton La Romana All-Inclusive Resort and Hyatt Ziva and Hyatt Zilara Cap Cana, which were closed for a portion of the third and fourth quarters of 2022 for necessary clean up and repair work as a result of Hurricane Fiona. For the year ended December 31, 2022, the comparable portfolio also excludes the Capri Resort, which was sold in June 2021, and Dreams Puerto Aventuras, which was sold in February 2021.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net (loss) income to Adjusted Net Income (Loss) for the three months and years ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(14,337)	$202	$56,706	$(89,682)
Reconciling items
Transaction expense	13,726	393	15,110	1,321
Loss on extinguishment of debt	18,307	—	18,307	—
Change in fair value of interest rate swaps (a)	4,490	(5,635)	(14,187)	(12,060)
Impairment loss	—	—	—	24,011
Repairs from hurricanes and tropical storms	(776)	40	8,074	475
Severance expense	—	469	—	1,756
Total reconciling items before tax	35,747	(4,733)	27,304	15,503
Income tax (provision) benefit for reconciling items	(825)	60	(825)	(4,522)
Total reconciling items after tax	34,922	(4,673)	26,479	10,981
Adjusted Net Income (Loss)	$20,585	$(4,471)	$83,185	$(78,701)

(a)    Represents the change in fair value, excluding interest paid and accrued, of our interest rate swaps recognized as interest expense in our Consolidated Statements of Operations.

The following table presents the impact of Adjusted Net Income (Loss) on our net (loss) income available to ordinary shareholders and diluted (loss) earnings per share for the three months and years ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Adjusted Net Income (Loss)	$20,585	$(4,471)	$83,185	$(78,701)

(Loss) earnings per share - Diluted	$(0.09)	$—	$0.34	$(0.55)
Total reconciling items impact per diluted share	0.22	(0.03)	0.16	0.07
Adjusted earnings (loss) per share - Diluted	$0.13	$(0.03)	$0.50	$(0.48)

Playa Hotels & Resorts N.V.
Consolidated Balance Sheets
($ in thousands, except share data)

	As of December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$283,945	$270,088
Restricted cash	—	23,489
Trade and other receivables, net	62,946	45,442
Insurance recoverable	34,191	—
Accounts receivable from related parties	8,806	7,981
Inventories	20,046	18,076
Prepayments and other assets	44,177	38,640
Property and equipment, net	1,536,567	1,584,574
Derivative financial instruments	3,510	—
Goodwill, net	61,654	61,654
Other intangible assets	6,556	7,632
Deferred tax assets	7,422	—
Total assets	$2,069,820	$2,057,576
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade and other payables	$231,652	$160,222
Payables to related parties	6,852	5,050
Income tax payable	990	828
Debt	1,065,453	944,847
Related party debt	—	194,472
Derivative financial instruments	—	22,543
Other liabilities	30,685	29,882
Deferred tax liabilities	69,326	68,898
Total liabilities	1,404,958	1,426,742
Commitments and contingencies
Shareholders' equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 168,275,504 shares issued and 158,228,508 shares outstanding as of December 31, 2022, and 166,646,284 shares issued and 164,438,280 shares outstanding as of December 31, 2021)	18,700	18,518
Treasury shares (at cost, 10,046,996 shares as of December 31, 2022 and 2,208,004 shares as of December 31, 2021)	(62,953)	(16,697)
Paid-in capital	1,189,090	1,177,380
Accumulated other comprehensive loss	(6,985)	(18,671)
Accumulated deficit	(472,990)	(529,696)
Total shareholders' equity	664,862	630,834
Total liabilities and shareholders' equity	$2,069,820	$2,057,576

Playa Hotels & Resorts N.V.
Consolidated Statements of Operations
($ in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue
Package	$177,318	$144,945	$713,235	$437,950
Non-package	30,002	27,784	129,494	88,592
Management fees	642	822	3,828	2,291
Cost reimbursements	2,838	3,252	9,706	5,806
Total revenue	210,800	176,803	856,263	534,639
Direct and selling, general and administrative expenses
Direct	115,732	96,436	459,030	326,979
Selling, general and administrative	56,205	34,622	186,608	119,895
Depreciation and amortization	19,742	20,681	78,372	81,508
Reimbursed costs	2,838	3,252	9,706	5,806
Impairment loss	—	—	—	24,011
(Gain) loss on sale of assets	(5)	32	6	676
Business interruption insurance recoveries	(7,226)	—	(7,226)	—
Direct and selling, general and administrative expenses	187,286	155,023	726,496	558,875
Operating income (loss)	23,514	21,780	129,767	(24,236)
Interest expense	(24,272)	(15,214)	(64,164)	(71,378)
Loss on extinguishment of debt	(18,307)	—	(18,307)	—
Other (expense) income	(3,993)	(724)	3,857	(1,471)
Net (loss) income before tax	(23,058)	5,842	51,153	(97,085)
Income tax benefit (provision)	8,721	(5,640)	5,553	7,403
Net (loss) income	$(14,337)	$202	$56,706	$(89,682)

(Loss) earnings per share
Basic	$(0.09)	$—	$0.34	$(0.55)
Diluted	$(0.09)	$—	$0.34	$(0.55)
Weighted average number of shares outstanding during the period - Basic	161,546,492	164,269,082	164,782,886	163,370,410
Weighted average number of shares outstanding during the period - Diluted	161,546,492	166,357,057	166,077,802	163,370,410

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of December 31, 2022
($ in millions)

	Maturity			Applicable Rate	LTM Cash Interest (5)
Debt	Date	# of Years	Balance
Revolving Credit Facility (1)	Jan-28	5	$—	—%	$0.3
Term Loan (2)	Jan-29	6	1,100.0	8.58%	50.9
Term Loan (Additional $93.3 million)	—	—	—	—%	11.4
Property Loan	—	—	—	—%	12.9
Total debt (3)			$1,100.0	8.58%	$75.5
Less: cash and cash equivalents (4)			(283.9)
Net debt (3)			$816.1

(1)Undrawn balances bear interest between 0.25% and 0.50% depending on certain leverage ratios. We had $225.0 million and $85.0 million available as of December 31, 2022 and 2021, respectively.
(2)Prior to our debt refinancing in December 2022, we incurred interest based on LIBOR + 275 bps (where LIBOR was subject to a 1.0% floor). Our new 2022 Term Loan incurs interest based on SOFR + 425 bps (where SOFR is subject to a 0.50% floor). The effective interest rate for the 2022 Term Loan was 8.58% as of December 31, 2022, although no cash interest payments were made on the 2022 Term Loan prior to December 31, 2022.
(3)Excludes $32.4 million of unamortized discounts, $7.8 million of unamortized deferred financing costs, and a $5.7 million financing lease obligation as of December 31, 2022.
(4)Represents cash balances on hand as of December 31, 2022.
(5)Represents last twelve months' cash paid for interest on the outstanding balance of our existing Term Loan, Additional Term Loan and Property Loan prior to our debt refinancing. It also includes call premiums incurred as a result of the repayment of the Additional Term Loan and Property Loan in December 2022. The impact of amortization of deferred financing costs and discounts, capitalized interest and the change in fair market value of our interest rate swaps is excluded.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended December 31, 2022 and 2021

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2022	2021	Pts Change		2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	Pts Change
Yucatán Peninsula	2,126	81.2%	68.4%	12.8	pts	$413.39	$372.61	10.9%	$335.83	$254.96	31.7%	$75,961	$59,032	28.7%	$28,367	$21,824	30.0%	37.3%	37.0%	0.3	pts
Pacific Coast	926	73.4%	65.9%	7.5	pts	490.88	395.04	24.3%	360.06	260.33	38.3%	35,309	25,694	37.4%	14,182	9,784	45.0%	40.2%	38.1%	2.1	pts
Dominican Republic (1)	2,644	50.1%	69.0%	(18.9)	pts	290.65	260.83	11.4%	145.74	180.08	(19.1)%	41,258	52,211	(21.0)%	13,716	17,282	(20.6)%	33.2%	33.1%	0.1	pts
Jamaica	1,428	75.1%	58.3%	16.8	pts	409.12	332.96	22.9%	307.39	194.05	58.4%	48,537	31,678	53.2%	15,712	7,902	98.8%	32.4%	24.9%	7.5	pts
Total Portfolio	7,124	67.4%	66.3%	1.1	pts	$389.52	$325.31	19.7%	$262.73	$215.66	21.8%	$201,065	$168,615	19.2%	$71,977	$56,792	26.7%	35.8%	33.7%	2.1	pts

(1) Owned Net Revenue includes a $2.1 million adjustment due to a reduction in accrued non-income based taxes and gratuities based on a change in the expected Advanced Pricing Agreements (“APA”) rates for our Dominican Republic entities. Without this adjustment, compared to the three months ended December 31, 2021, Owned Net Revenue would have been $39.1 million, a 25.1% decrease, Owned Resort EBITDA would have been $11.6 million, and Owned Resort EBITDA Margin would have been 29.6%, an impact of 3.6 percentage points. Owned Resort EBITDA and Owned Resort EBITDA Margin also include $7.2 million of business interruption insurance recoveries for unavoidable operating costs, net of our deductible, incurred while our resorts were temporarily closed due to the impact of Hurricane Fiona. Without this adjustment, Owned Resort EBITDA would have been $6.5 million and Owned Resort EBITDA Margin would have been 15.7%, an impact of 17.5 percentage points.

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio (2)	Rooms	2022	2021	Pts Change		2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	Pts Change
Yucatán Peninsula	2,126	81.2%	68.4%	12.8	pts	$413.39	$372.61	10.9%	$335.83	$254.96	31.7%	$75,961	$59,032	28.7%	$28,367	$21,824	30.0%	37.3%	37.0%	0.3	pts
Pacific Coast	926	73.4%	65.9%	7.5	pts	490.88	395.04	24.3%	360.06	260.33	38.3%	35,309	25,694	37.4%	14,182	9,784	45.0%	40.2%	38.1%	2.1	pts
Dominican Republic	1,120	68.1%	71.8%	(3.7)	pts	145.93	146.79	(0.6)%	99.42	105.32	(5.6)%	12,480	13,272	(6.0)%	871	2,565	(66.0)%	7.0%	19.3%	(12.3)	pts
Jamaica	1,428	75.1%	58.3%	16.8	pts	409.12	332.96	22.9%	307.39	194.05	58.4%	48,537	31,678	53.2%	15,712	7,902	98.8%	32.4%	24.9%	7.5	pts
Total Comparable Portfolio	5,600	75.8%	66.1%	9.7	pts	$376.61	$318.35	18.3%	$285.30	$210.39	35.6%	$172,287	$129,676	32.9%	$59,132	$42,075	40.5%	34.3%	32.4%	1.9	pts

(2) Comparable portfolio for the three months ended December 31, 2022 excludes the following resorts: Hilton La Romana All-Inclusive Resort and Hyatt Ziva and Hyatt Zilara Cap Cana, which were closed for a portion of the third and fourth quarters of 2022 for necessary clean up and repair work as a result of Hurricane Fiona.

Highlights

Yucatán Peninsula
•Owned Net Revenue for the three months ended December 31, 2022 increased $16.9 million, or 28.7%, compared to the three months ended December 31, 2021. The increase was driven by the following:
•Occupancy rate increasing 12.8 percentage points compared to the three months ended December 31, 2021, driven by an increase in demand from guests sourced across all of our major geographies;
•a 10.9% increase in Net Package ADR as a result of higher meetings, incentives, conventions and events (“MICE”) group contribution to our guest mix, the ongoing leisure travel recovery, and pricing discipline to coincide with investments in guest satisfaction at our resorts;
◦an incremental $3.51 favorable Net Package ADR adjustment as a result of the change in billing methodology of an OTA, which requires Playa to present this revenue gross of commissions under U.S. GAAP. Excluding this adjustment, Net Package ADR would have been $409.88, a $51.59 or 14.4% increase compared to the three months ended December 31, 2021; and
•an increase in Net Non-package Revenue driven by improvements in our product offering across our resorts and higher guest count.
Compared to the same period in 2019, for our current comparable portfolio of resorts in the Yucatán, which excludes the Dreams Puerto Aventuras and Capri Resort, Comparable Net Package ADR for the three months ended December 31, 2022 increased by $152.69, or 58.6%. Excluding the aforementioned adjustment for the OTA billing methodology, the increase would have been $134.86, or 51.7%.

•Owned Resort EBITDA for the three months ended December 31, 2022 increased $6.5 million, or 30.0%, compared to the three months ended December 31, 2021. The increase was a result of the on-going revenue recovery, particularly the strong Net Package ADR increases and Owned Resort EBITDA Margin expansion of 0.3 percentage points. Owned Resort EBITDA Margin expansion was driven by less inflationary pressure on food and beverage costs, partially offset by higher labor costs and the timing of brand franchise fees and sales and marketing expenses. The increase in franchise fees was partially driven by the conversion of the Wyndham properties at the end of 2021.
Compared to the same period in 2019, for our current comparable portfolio of resorts in the Yucatán, which excludes the Dreams Puerto Aventuras and Capri Resort, Comparable Owned Resort EBITDA for the three months ended December 31, 2022 increased by $15.1 million, or 114.0%. Comparable Owned Resort EBITDA Margin for the three months ended December 31, 2022 increased by 8.1 percentage points, partially due to the renovations at the Hilton Playa del Carmen All-Inclusive Resort which affected our 2019 results.

Pacific Coast
•Owned Net Revenue for the three months ended December 31, 2022 increased $9.6 million, or 37.4%, compared to the three months ended December 31, 2021. The increase was driven by the following:
•Occupancy rate increasing 7.5 percentage points for the three months ended December 31, 2022, driven by an increase in demand from United States and Canadian sourced guests and higher MICE group room nights;
•a 24.3% increase in Net Package ADR as a result of higher MICE group contribution to our guest mix, the ongoing leisure travel recovery, and pricing discipline to coincide with investments in guest satisfaction at our resorts;
◦an incremental $0.36 unfavorable Net Package ADR adjustment as a result of the change in billing methodology of an OTA, which requires Playa to present this revenue gross of commissions under U.S. GAAP. Excluding this adjustment, Net Package ADR would have been $491.24, a $112.78 or 29.8% increase compared to the three months ended December 31, 2021; and
•an increase in Net Non-package Revenue driven by improvements in our product offering across our resorts and higher guest count.
Compared to the same period in 2019, Net Package ADR for the three months ended December 31, 2022 increased by $228.51, or 87.1%. Excluding the aforementioned adjustment for the OTA billing methodology, the increase would have been $212.29, or 80.9%.
•Owned Resort EBITDA for the three months ended December 31, 2022 increased $4.4 million, or 45.0%, compared to the three months ended December 31, 2021. These increases were a result of the on-going revenue recovery, particularly the strong Net Package ADR increases and Owned Resort EBITDA Margin expansion of 2.1 percentage points. Owned Resort EBITDA Margin was driven by less inflationary pressure on utilities and food and beverage costs and timing of sales and marketing expenses. Owned Resort EBITDA Margins were negatively impacted by the timing of brand franchise fee expenses.
Compared to the same period in 2019, Owned Resort EBITDA for the three months ended December 31, 2022 increased by $8.0 million, or 130.0%, and Owned Resort EBITDA Margin increased by 9.6 percentage points.

Dominican Republic
•Comparable Owned Net Revenue for the three months ended December 31, 2022 decreased $0.8 million, or 6.0%, compared to the three months ended December 31, 2021. The decrease was driven by the following:
•Occupancy rate decreasing 3.7 percentage points for the three months ended December 31, 2022, driven by a decrease in demand from European and South American sourced guests; and
•a 0.6% decrease in Comparable Net Package ADR.

Compared to the same period in 2019, for our current comparable portfolio in the Dominican Republic, which excludes the Hilton La Romana All-Inclusive Resort and Hyatt Ziva and Hyatt Zilara Cap Cana, Comparable Net Package ADR for the three months ended December 31, 2022 increased by $2.51, or 1.8%.
•Comparable Owned Resort EBITDA for the three months ended December 31, 2022 decreased $1.7 million, or 66.0%, compared to the three months ended December 31, 2021. The decrease was a result of the decline in Comparable Owned Net Revenue and Comparable Owned Resort EBITDA Margin contraction of 12.3 percentage points. Comparable Owned Resort EBITDA Margins were negatively impacted by increased food and beverage costs, labor and maintenance expenses compared to the three months ended December 31, 2021.
Compared to the same period in 2019, for our current comparable portfolio in the Dominican Republic, which excludes the Hilton La Romana All-Inclusive Resort and Hyatt Ziva and Hyatt Zilara Cap Cana, Comparable Owned Resort EBITDA for the three months ended December 31, 2022 decreased by $0.1 million, or 11.8%, and Comparable Owned Resort EBITDA Margin decreased by 1.8 percentage points.
Jamaica
•Owned Net Revenue for the three months ended December 31, 2022 increased $16.9 million, or 53.2%, compared to the three months ended December 31, 2021. This increase was driven by the following:
•Occupancy rate increasing 16.8 percentage points for the three months ended December 31, 2022, driven by an increase in demand from United States and Canada sourced guests, as well as MICE groups. The recovery improved dramatically during the three months ended December 31, 2022 and surpassed fourth quarter 2019 occupancy levels;
•a 22.9% increase in Net Package ADR as a result of higher MICE group contribution to our guest mix, the ongoing leisure travel recovery, and pricing discipline to coincide with investments in guest satisfaction at our resorts; and
•an increase in Net Non-package Revenue driven by improvements in our product offering across our resorts and higher guest count.
Compared to the same period in 2019, for our current comparable portfolio in Jamaica, which excludes the Jewel Dunn’s River Beach Resort & Spa and Jewel Runaway Bay Beach Resort & Waterpark, Comparable Net Package ADR for the three months ended December 31, 2022 increased by $129.95, or 46.5%.
•Owned Resort EBITDA for the three months ended December 31, 2022 increased $7.8 million, or 98.8%, compared to the three months ended December 31, 2021. The increase was a result of the on-going revenue recovery, particularly the strong Net Package ADR increases and Owned Resort EBITDA Margin expansion of 7.5 percentage points. Owned Resort EBITDA Margin expansion was driven by less inflationary pressure on utilities and food and beverage costs, partially offset by the timing of brand franchise fees and sales and marketing expenses.
Compared to the same period in 2019, for our current comparable portfolio in Jamaica, which excludes the Jewel Dunn’s River Beach Resort & Spa and Jewel Runaway Bay Beach Resort & Waterpark, Comparable Owned Resort EBITDA for the three months ended December 31, 2022 increased by $9.9 million, or 170.9%, and Comparable Owned Resort EBITDA Margin increased by 17.3 percentage points.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Years Ended December 31, 2022 and 2021

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2022	2021	Pts Change		2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	Pts Change
Yucatán Peninsula	2,126	76.3%	56.0%	20.3	pts	$406.55	$335.48	21.2%	$310.24	$187.92	65.1%	$280,161	$188,911	48.3%	$105,416	$59,538	77.1%	37.6%	31.5%	6.1	pts
Pacific Coast	926	71.9%	53.7%	18.2	pts	460.25	362.28	27.0%	331.03	194.53	70.2%	128,210	76,811	66.9%	51,148	23,776	115.1%	39.9%	31.0%	8.9	pts
Dominican Republic	2,644	68.1%	49.0%	19.1	pts	294.20	262.86	11.9%	200.37	128.73	55.7%	230,972	149,774	54.2%	76,854	38,141	101.5%	33.3%	25.5%	7.8	pts
Jamaica	1,428	73.6%	47.9%	25.7	pts	385.88	312.97	23.3%	284.13	149.93	89.5%	180,318	97,036	85.8%	56,279	14,826	279.6%	31.2%	15.3%	15.9	pts
Total Portfolio	7,124	72.2%	51.6%	20.6	pts	$369.92	$309.94	19.4%	$266.93	$159.88	67.0%	$819,661	$512,532	59.9%	$289,697	$136,281	112.6%	35.3%	26.6%	8.7	pts

(1) Owned Resort EBITDA and Owned Resort EBITDA Margin include $7.2 million of business interruption insurance recoveries for unavoidable operating costs, net of our deductible, incurred while our resorts were temporarily closed due to the impact of Hurricane Fiona. Without this adjustment, Owned Resort EBITDA would have been $69.6 million and Owned Resort EBITDA Margin would have been 30.1%, an impact of 3.2 percentage points.

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio (2)	Rooms	2022	2021	Pts Change		2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	Pts Change
Yucatán Peninsula	2,126	76.3%	60.0%	16.3	pts	$406.55	$337.15	20.6%	$310.24	$202.35	53.3%	$280,129	$187,746	49.2%	$105,212	$60,914	72.7%	37.6%	32.4%	5.2	pts
Pacific Coast	926	71.9%	53.7%	18.2	pts	460.25	362.28	27.0%	331.03	194.53	70.2%	128,210	76,811	66.9%	51,148	23,776	115.1%	39.9%	31.0%	8.9	pts
Dominican Republic	1,120	76.2%	46.5%	29.7	pts	163.92	145.62	12.6%	124.95	67.70	84.6%	63,189	34,848	81.3%	11,936	2,246	431.4%	18.9%	6.4%	12.5	pts
Jamaica	1,428	73.6%	47.9%	25.7	pts	385.88	312.97	23.3%	284.13	149.93	89.5%	180,318	97,036	85.8%	56,279	14,826	279.6%	31.2%	15.3%	15.9	pts
Total Comparable Portfolio	5,600	74.9%	53.2%	21.7	pts	$360.50	$302.30	19.3%	$269.96	$160.76	67.9%	$651,846	$396,441	64.4%	$224,575	$101,762	120.7%	34.5%	25.7%	8.8	pts

(2) Comparable portfolio for the year ended December 31, 2022 excludes the following resorts: Hilton La Romana All-Inclusive Resort and Hyatt Ziva and Hyatt Zilara Cap Cana, which were closed for a portion of the third and fourth quarters of 2022 for necessary clean up and repair work as a result of Hurricane Fiona, Dreams Puerto Aventuras, which was sold in February 2021, and Capri Resort, which was sold in June 2021.

Highlights

Yucatán Peninsula
•Comparable Owned Net Revenue for the year ended December 31, 2022 increased $92.4 million, or 49.2%, compared to the year ended December 31, 2021. The increase was driven by the following:
•Occupancy rate increasing 16.3 percentage points compared to the year ended December 31, 2021, driven by an increase in demand from guests sourced across all of our major geographies;
•a 20.6% increase in Comparable Net Package ADR as a result of higher MICE group contribution to our guest mix, the ongoing leisure travel recovery, and pricing discipline to coincide with investments in guest satisfaction at our resorts;
◦an incremental $9.93 favorable Comparable Net Package ADR adjustment as a result of the change in billing methodology of an OTA, which requires Playa to present this revenue gross of commissions under U.S. GAAP. Excluding this adjustment, Comparable Net Package ADR would have been $396.62, a $69.62 or 21.3% increase compared to the year ended December 31, 2021; and
•an increase in Net Non-package Revenue driven by improvements in our product offering across our resorts and higher guest count.
Compared to 2019, Comparable Net Package ADR for the year ended December 31, 2022 increased by $130.01, or 47.0%. Excluding the aforementioned adjustment for the OTA billing methodology, the increase would have been $109.94, or 39.8%.
•Comparable Owned Resort EBITDA for the year ended December 31, 2022 increased $44.3 million, or 72.7%, compared to the year ended December 31, 2021. The increases was a result of the on-going revenue recovery, particularly the strong Comparable Net Package ADR increases and Owned Resort EBITDA Margin expansion of

5.2 percentage points. Comparable Owned Resort EBITDA Margin expansion was driven by less inflationary pressure on food and beverage costs, partially offset by higher labor costs and the timing of brand franchise fees and sales and marketing expenses. The increase in franchise fees was partially driven by the conversion of the Wyndham properties at the end of 2021.
Compared to the same period in 2019, for our current comparable portfolio of resorts in the Yucatán, which excludes the Dreams Puerto Aventuras and Capri Resort, Comparable Owned Resort EBITDA for the year ended December 31, 2022 increased by $33.7 million, or 47.1%, and Comparable Owned Resort EBITDA Margin increased by 0.9 percentage points, partially due to the renovations at the Hilton Playa del Carmen All-Inclusive Resort which affected our 2019 results.

Pacific Coast
•Owned Net Revenue for the year ended December 31, 2022 increased $51.4 million, or 66.9%, compared to the year ended December 31, 2021. The increase was driven by the following:
•Occupancy rate increasing 18.2 percentage points for the year ended December 31, 2022, driven by an increase in demand from United States sourced guests and higher group room nights, which rose 24.4% versus the same period in 2019;
•a 27.0% increase in Net Package ADR as a result of higher MICE group contribution to our guest mix, the ongoing leisure travel recovery, and pricing discipline to coincide with investments in guest satisfaction at our resorts;
◦an incremental $6.97 favorable Net Package ADR adjustment as a result of the change in billing methodology of an OTA, which requires Playa to present this revenue gross of commissions under U.S. GAAP. Excluding this adjustment, Net Package ADR would have been $453.29, a $102.45 or 29.2% increase compared to the year ended December 31, 2021; and
•an increase in Net Non-package Revenue driven by improvements in our product offering across our resorts and higher guest count.
Compared to the same period in 2019, Net Package ADR for the year ended December 31, 2022 increased by $175.26, or 61.5%. Excluding the aforementioned adjustment for the OTA billing methodology, the increase would have been $156.86, or 55.0%.
•Owned Resort EBITDA for the year ended December 31, 2022 increased $27.4 million, or 115.1%, compared to the year ended December 31, 2021. The increase was a result of the on-going revenue recovery, particularly the strong Net Package ADR increases and Owned Resort EBITDA Margin expansion of 8.9 percentage points, which was driven by less inflationary pressure on utilities and food and beverage costs and timing of sales and marketing expenses. Owned Resort EBITDA Margins were negatively impacted by the timing of brand franchise fee expenses.
Compared to the same period in 2019, Owned Resort EBITDA for the year ended December 31, 2022 increased by $19.5 million, or 61.8%, and Owned Resort EBITDA Margin increased by 2.8 percentage points.

Dominican Republic
•Comparable Owned Net Revenue for the year ended December 31, 2022 increased $28.3 million, or 81.3%, compared to the year ended December 31, 2021. The increase was driven by the following:
•Occupancy rate increasing 29.7 percentage points for the year ended December 31, 2022, driven by an increase in demand from the United States, European and Canadian sourced guests; and
•a 12.6% increase in Comparable Net Package ADR as a result of the ongoing leisure travel recovery.
Compared to the same period in 2019, for our current comparable portfolio in the Dominican Republic, which excludes the Hilton La Romana All-Inclusive Resort and Hyatt Ziva and Hyatt Zilara Cap Cana, Comparable Net Package ADR for the year ended December 31, 2022 decreased by $21.95, or 11.8%.

•Comparable Owned Resort EBITDA for the year ended December 31, 2022 increased $9.7 million, or 431.4%, compared to the year ended December 31, 2021. The increase was a result of the on-going revenue recovery, particularly the strong Comparable Net Package ADR increases and Comparable Owned Resort EBITDA Margin expansion of 12.5 percentage points, which was driven by less inflationary pressure on utilities and food and beverage costs and timing of sales and marketing expenses.
Compared to the same period in 2019, for our current comparable portfolio in the Dominican Republic, which excludes the Hilton La Romana All-Inclusive Resort and Hyatt Ziva and Hyatt Zilara Cap Cana, Owned Resort EBITDA for the year ended December 31, 2022 decreased by $5.8 million, or 32.8%, and Comparable Owned Resort EBITDA Margin for the year ended December 31, 2022 decreased by 7.8 percentage points.
Jamaica
•Owned Net Revenue for the year ended December 31, 2022 increased $83.3 million, or 85.8%, compared to the year ended December 31, 2021. The increase was driven by the following:
•Occupancy rate increasing 25.7 percentage points for the year ended December 31, 2022, driven by an increase in demand from guests sourced across all our major geographies and MICE groups, along with local governments easing COVID-19 related restrictions during the second quarter of 2022;
•a 23.3% increase in Net Package ADR as a result of higher MICE group contribution to our guest mix, the ongoing leisure travel recovery, and pricing discipline to coincide with investments in guest satisfaction at our resorts; and
•an increase in Net Non-package Revenue driven by improvements in our product offering across our resorts and higher guest count.
Compared to the same period in 2019, for our current comparable portfolio in Jamaica, which excludes the Jewel Dunn’s River Beach Resort & Spa and Jewel Runaway Bay Beach Resort & Waterpark, Comparable Net Package ADR for the year ended December 31, 2022 increased by $69.31, or 21.9%.
•Owned Resort EBITDA for the year ended December 31, 2022 increased $41.5 million, or 279.6%, compared to the year ended December 31, 2021. The increase was a result of the on-going revenue recovery, particularly the strong Net Package ADR increases and Owned Resort EBITDA Margin expansion of 15.9 percentage points. Owned Resort EBITDA Margin expansion was driven by less inflationary pressure on utilities and food and beverage costs, partially offset by the timing of brand franchise fees and sales and marketing expenses.
Compared to the same period in 2019, for our current comparable portfolio in Jamaica, which excludes the Jewel Dunn’s River Beach Resort & Spa and Jewel Runaway Bay Beach Resort & Waterpark, Comparable Owned Resort EBITDA for the year ended December 31, 2022 increased by $10.9 million, or 24.3%, and Comparable Owned Resort EBITDA Margin increased by 1.7 percentage points.

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